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                                                                      Exhibit 11

                         PENWEST, LTD. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                      Quarter Ended                          Six Months Ended
                                                       February 29                             February 29
                                                      -------------                          ----------------

                                                 1996                1995                1996                1995
                                              ----------          ----------          ----------          ----------
PRIMARY:

Net income                                    $  908,000          $2,153,000          $2,656,000          $3,910,000
                                              ==========          ==========          ==========          ==========

Weighted average number of
       shares outstanding                      6,770,927           6,682,942           6,700,196           6,738,142

Net effect of dilutive stock options             242,022             343,033             293,181             346,396
                                              ----------          ----------          ----------          ----------

Adjusted shares outstanding                    7,012,949           7,025,975           6,993,377           7,084,538
                                              ==========          ==========          ==========          ==========

Earnings per share                            $     0.13          $     0.31          $     0.38          $     0.55
                                              ==========          ==========          ==========          ==========